EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-137889, 333-133071, 333-130766, 333-128622, 333-96671, 333-69292, 333-112849, 333-121648, 333-122702, 333-52742 and 333-15723 of Infinity Energy Resources, Inc. (the “Company”) on Form S-3, and Registration Statements Nos. 333-127934, 333-31950, 333-117390, 333-107838, 333-96691, 333-71590 and 333-44898 on Form S-8 of our report dated March 27, 2008 relating to the consolidated financial statements of the Company, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the caption “Experts” in the Registration Statements.
/s/ Ehrhardt Keefe Steiner & Hottman PC
March 27, 2008
Denver, Colorado